EXCLUSIVE MANUFACTURING LICENSE AGREEMENT

EFFECTIVE AS JANUARY 2nd, 2005

XL Generation AG, a company duly created and organized under the legislation of Switzerland, having represented by Mr Alain Lemieux who declares being authorized to sign the present document.

Hereinafter referred to as the “Licensor”)

AND:
POLYPROD INC., a company duly created under the Laws of Canada, having represented by Mr. Domenico Malatesta who declares being authorized to sign the present document;

(Hereinafter referred to as the “Licensee”)

RECITALS

A.    Licensor has been granted by WKF 5 Ltd, the right to sell, promote, manufacture and commercialize including the right to grant licenses under the letters patent and the patent applications (and any patents that may issue there from) owned by WKF 5 Ltd. Said patents and patent applications (all of which are collectively referred to herein as the “Patents”);

B.    Licensee desires to obtain, and Licensor desires to grant, an exclusive worldwide license to manufacture all the product that could be covered from time to time by the Patents but limited to turf and non turf sport surfaces including landscape and playground surfaces.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	EXCLUSIVE MANUFACTURING LICENSE

1.1.
The Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions specified herein, the worldwide (hereinafter the “Territory”) exclusive right and non-transferable license to manufacture, under license, the inventions covered by the Patents but limited to turf and non turf sport surfaces including landscape and playground surfaces. Licensee agrees to use its best efforts and invest a reasonable and fair amount in its Corporation to provide the necessary equipment and human resources to manufacture the licensed products in the Territory covered by this Agreement.

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1.2.	The Licensee agrees that the product will be manufactured according to the specifications provided by the Licensor and will meet its quality standards.

1.3.
The Licensee recognizes that the Licensor is the licensee of the exclusive worldwide right to manufacture, distribute, sell and promote the products covered by the Patents and other Intellectual Properties. The Licensee recognizes that all the purchase order will come from XLGENERATION AG or designated person by XLGENERATION AG.

1.4.	The Licensee agrees and undertakes not to sell, promote, distribute the Product covered by the Patent rights (the right granted being exclusively for manufacturing) except pursuant to this Agreement.

1.5.	WKF 5 Ltd. by its representative, Alain Lemieux, intervenes to this Agreement to accept and to be informed of this manufacturing license agreement.

2.	MANUFACTURING AGREEMENT

2.1.
XLGENERATION hereby appoints and designates Polyprod as its exclusive worldwide manufacturer of any XLGeneration’s products covered by the Patents for turf and non turf sport surfaces including landscape and playground products

2.2.
The Licensor and the Licensee shall agree on a "modus operandi" regarding the purchase order from XLGENERATION AG. The parties agree that for the beginning of the execution of this agreement, Polyprod shall be on a "Cost Plus" basis. The parties agree that in the 120 days following the signature of this agreement, the Licensee shall provide the costs and the mark up needed to perform its obligation. The parties may postpone the delivery of this obligation by mutual consent

2.3.	The Licensee shall use its best effort to maintain its cost as low as possible and shall work with XLGeneration, at XLGeneration’s option, to implement a program of reducing the costs.

3.	ROYALTIES

3.1.
Royalty. For the rights and privileges granted under this license, Licensee will pay to Licensor during the term of this Agreement and subject to the other terms and conditions of this Agreement, a royalty of $1,00 per year

4.	records.

4.1.
Records. Licensee shall keep full, true and accurate books of account containing all particulars which may be necessary to show the amount of its costs for each purchase order. The parties may agree on a different method to establish the cost or may agree on a fixed amount. Such books of account shall be kept at the Licensee's principal place of business. Such books and the supporting data shall be open during normal business hours at reasonable times for one year following the end of the calendar year to which they pertain, to the inspection of an independent certified public accountant retained by Licensor for the purpose of verifying Licensee’s royalty statements, or Licensee’s compliance in other respects with this license. Only one such inspection shall be made in any calendar year.

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4.2.	Reports: Payment of Product manufactured. The payment of each purchase order shall be made FOB Montreal at Polyprod’s site unless agreed otherwise on a case by case situation.

4.3.	Effect of Termination. Upon any termination of this Agreement, Licensee shall be relieved of all duties and obligations hereunder except to deliver the work and progress.

5.	TERM

The term of this Agreement shall be for the period of 10 years automatically renew for period of one year every year unless terminate earlier by a written notice sent to the other party at least 12 months of the termination date. In the case of a termination or non renewal by the Licensor for no reason or for a reason other than a material breach of contract not remedied in due time, Licensor shall compensate the Licensee for the loss of its exclusive right.

The amount of the loss of its exclusive right should be determined in good faith by the parties taking into consideration the previous sales of the Licensee and its expectation of sales for the future taking into account the remaining protection rights conferred by the Patent.

6.	WARRANTIES 0F LICENSOR and licensee

        Licensor warrants and represents to Licensee that the following are true and correct:

6.1.	Licensor is the beneficiary under a duly signed license of the entire right, title and interest in and to the Patents and has the right to grant the license granted under this Agreement;

6.2.
Licensor has not at any time prior to the effective date of this Agreement issued any license, grant or other working right to any person or entity under any or all of the Patents with regard to the manufacturing in North America;

6.3.
There are no claims, actions, suits or proceedings pending or, to Licensor’s knowledge, threatened against Licensor or relating to any or all of the claims contained in the Patents. There are no judgments or tax or other liens outstanding and unsatisfied against Licensor or any of Licensor’s assets (including but not limited to the Patents);

6.4.
Licensee is a corporation duly created, validly existing and in good standing under the law of the province of Québec. Licensee has the power and authority to own, lease, license, or operate all properties and assets now owned Licensee has heretofore delivered to Licensor complete and correct copies of its organizational documents, as amended and in effect on the effective date of this Agreement.

The foregoing warranties and representations shall survive the execution of this Agreement.

7.	INDEMNITY

Licensor shall hold Licensee harmless from and against any claims, demands, actions, threatened actions, causes of action, judgments, damages, losses (which shall include any diminution in value), liabilities, costs of expenses (including, without limitation, interest, penalties and reasonable attorney’ s and experts fees and disbursements), including Tax liabilities (collectively, the “Losses”) which may be made against Licensee which any of them may suffer or incur as a result of, arising out of or relating to infringement actions brought against Licensee on account of the manufacture, use, marketing, sale and installation of products containing the patented improvements covered by this Agreement, provided that such suit is based on the licensed inventions. This indemnity shall survive any termination of this Agreement. In such case, the Licensor should have the exclusive right to appoint the attorney.

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8.	INFRINGEMENT

Subject to the right of the Licensee in this section, in case of any infringement, the Licensor shall defend the Patents at his own cost. In the event that Licensee becomes aware of any infringement of any Patents under which it is licensed or agreed to be licensed hereunder by Licensor, Licensee shall notify promptly Licensor. The omission to notify shall not relieve the Licensor from any duty to defend Patens or indemnify and hold armless the Licensee. Licensor shah act within fifteen (15) calendar days of such receipt from the Licensee, in order to take any action necessary to stop the infringement, protect and defend Patents. Licensor shall keep informed the Licensee of any actions that will be taken from time to time to stop the infringement, protect and defend the patents.

Licensor shall hold the Licensee harmless from and against any damages, losses, costs of which Licensee may suffer or incur as a result of, arising out of or relating to any infringement of Patents. If the Licensor do not take any action to stop the infringement, or to protect and defend Patents against any infringement, the Licensor consent and agree to, automatically and irrevocably, transfer the property of Patents, and all rights and privileges attached to Licensee for a nominal amount of one dollars US ($1,000US).

9.	USE 0F LICENSOR’S NAME

Licensee shall not in any circumstances use the name XLTURF, XLGENERATION or other trade name, trademark or service mark of Licensor with is prior written consent.

The Licensee's rights are strictly limited to manufacturing under License the Product covered by the Patents and described above, that could be purchased from time to time by XLGENERATION AG or other designated person by XLGENERATION AG

10.	TERMINATION

10.1.
If Licensee becomes bankrupt or insolvent or if Licensee’s business is placed in the hands of a receiver, assignee or trustee, whether by Licensee’s voluntary act or not, the license granted under this Agreement shall immediately terminate;

10.2.
Upon any material breach or default by Licensee under this Agreement, including but not limited to, the non payment of royalties (where payable) for 3 months consecutive periods unless explained and detailed in the report or the non production of the said report, Licensor may terminate the license granted hereunder by giving written notice to Licensee of such default under the notice provisions of Section 13 below. Such notice shall become effective at the end of twenty business days from the giving of such notice, unless during such period Licensee cures any such breach or default.

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11.	EFFECT 0F PATENT LITIGATION

If any claim or claims of the Patents is held invalid, or the scope of such claim or claims is limited or defined by any judicial decree, order or judgment final beyond further right of appeal, no royalties shall thereafter be paid by Licensee with respect to the claim or claims held invalid, and the limitation or definition placed upon the claim or claims shall thereafter be followed in determining whether or not royalties are payable on products sold by Licensee and for all other purposes of this Agreement. Royalties which are terminated in accordance with this Section shall include all subject royalties accrued and unpaid as of the date of such final decree, order or judgment. and also all subject royalties on products manufactured but not sold as of such date. However, Licensor shall not be required to reimburse Licensee for the license issue fee or any royalties paid under this Agreement previous to the date of such final decree, order or judgment.

12.	KNOW-HOW COMMITMENT AND RE-ENGINEERING

12.1.
Licensee shall from time to time, and to the extent it is reasonably necessary for the performance of this Agreement. furnish to Licensor at its manufacturing facility all information and specifications required as to design. engineering, manufacturing, and other operations, processes, or experience incidental to the manufacture of the products licensed under this Agreement.

12.2.
Any improvement or new Patent developed by the Licensee regarding the Product or the manufacturing process, shall be assigned and transferred to the Licensor. In consideration of this transfer the Licensor will grant an exclusive or non exclusive License (to be determined between the parties) for the world that will be deem to be included in the License granted by this Agreement.

Furthermore, any improvement or development of new Patent regarding the Product by the Licensor will be deem to be included in this License without any further royalties or fees.

13.	ASSIGNMENT; SUBLICENSE; SALE 0F SHARES;

13.1.
The license granted under this Agreement may not be assigned or sublicensed by Licensee without the prior written consent and authorization of the Licensor who can refuse at its own discretion. The Licensee may, without the payment of an additional license issue fee; sublicense any firm or corporation directly or indirectly controlled by, controlling, or under common control with Licensee, to practice any or all of the inventions covered by the Patents in the manufacture, use, marketing, sale and installation of synthetic turf and of small-size and artificial large-size golf and other sporting facilities, to the same extent Licensee is permitted under this Agreement; and provided further, that upon prior written notice, this Agreement may be assigned by Licensee to the corporate successor to its entire business. in the manufacture of products under the license granted hereunder. Each such notice shall be accompanied by an acceptance in writing of the terms of this Agreement executed on behalf of the entity referred to in the notice. The licensor consents that any assignment or sublicensee shall be conditional upon the licensor receiving full disclosure of the terms of such assignment or sublicense so that the licensor can satisfy itself that it will receive the full royalty fee to which it is entitled.

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13.2.
Any sales of shares of the capital stock of the Licensee by any of its shareholders shall be approved by the Licensor, who can refuse at his own discretion. In case where the control of Licensee would be changed, the Licensor will have the absolute right to renegotiate the terms and conditions of this Agreement. The actual shareholding of the Licensee is in the essence of this License Agreement and the change of control of the Licensee, unless approved by XLG, shall be considered as a material breach of contract.

14.	NOTICES

Any offer, acceptance, rejection, notice, consent, request. authorization, permission, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by fax or similar telecommunications device and addressed:

If addressed to the Licensee:

POLYPROD INC. 335 Broadway Montreal, Canada Attention: Domenico Malatesta

If addressed to Licensor:

14.	XLGeneration AG Sumfptrasse 32 Zug, Switzerland Attention: Albert Beerli

or such other address or telephone number as the party to whom such notice or other communication is to be given shall have specified in writing to the other party pursuant to this Section. Any notice or communication given under this Section shall be deemed to have been given as of the date it was SO placed in the hands of any express courier service, or faxed, or as of the date of delivery in person.

15.	ALL PARTIES REPRESENTED BY COUNSEL

All parties have retained their own respective independent legal counsel for representation in connection with this Agreement; and the parties knowingly and voluntarily, of their own free will and without any duress, accept all of the terms of this Agreement and sign the same as their own free act.

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16.	CORPORATE AUTHORITY

The warrant parties represent that they have taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby, and that the respective representative executing this Agreement on their behalf is duly authorized to act in such capacity. Licensor further warrants and represents that the execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized and approved by Licensor’s Board of Directors and by Licensor’ s shareholders.

17.	LEGAL REPRESENTATION; UNDERSTANDING 0F AGREEMENT

In entering into this Agreement, the parties represent that they have relied upon the legal advice of their own respective attorneys, who are the attorneys of their own choice. The parties further represent that the terms of this Agreement have been completely read and explained to them by their respective attorney and that such terms are fully understood and voluntarily accepted by said parties.

18.	ATTORNEY’S FEES AND OTHER COSTS

The parties shall bear all of their own attorney's fees, costs and other expenses incurred or arising in connection with the negotiation, review and execution of this Agreement and attached exhibit. If a party to this Agreement should file suit as a result of or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses from the other party.

19.	BINDING AGREEMENT

This Agreement shall be binding upon. and inure to the benefit of, the undersigned parties and their respective officers, directors, shareholders, employees, agents. attorneys, independent contractors, successors and assigns.

20.	ENTIRE AGREEMENT; AMENDMENT

This Agreement and the attached exhibit contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior agreements or understandings, written or oral, between the parties with respect thereto. Any waiver of any term or condition of this Agreement, or any amendment, modification or supplementation of this Agreement shall be effective only if it is in writing and signed by all of the parties.

21.	SEVERABILITY

If a court of competent jurisdiction finds that any part of this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

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22.	HEADINGS

The headings used in this Agreement are for convenience of reference only and shall not be used in construing the provisions of the Agreement.

23.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws in force in Switzerland except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

24.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

EXECUTED in FOUR (2) original copies and on the respective dates appearing under the parties’ signatures below and effective as of the date upon which all of the parties have signed this Agreement.

LICENSOR XLGENERATION AG /s/ Alain Lemieux Alain Lemieux	LICENSEE POLYPROD /s/ Domenico Malatesta Domenico Malatesta

INTERVENTION WKF 5 LTD /s/ Alain Lemieux Alain Lemieux